Exhibit (a)(1)(A)
AWARE, INC.

OFFER TO EXCHANGE CERTAIN OUTSTANDING STOCK OPTIONS FOR A
GRANT OF THE RIGHT TO RECEIVE NEW SHARES OF UNRESTRICTED
COMMON STOCK

THIS OFFER TO EXCHANGE AND YOUR WITHDRAWAL RIGHTS WILL EXPIRE
AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON JANUARY 12, 2010,
UNLESS THE OFFER IS EXTENDED

Aware, Inc., a Massachusetts corporation (the “Company,” “Aware,” “our,” “us” or “we”), is offering eligible employees the opportunity to exchange certain outstanding stock options for a grant of the right to receive a number of new unrestricted shares (the “New Shares”) of the Company’s common stock, par value $0.01 per share (the “Stock Award”), to be granted pursuant to the Aware, Inc. 2001 Nonqualified Stock Plan, as amended (the “2001 Plan”). The Stock Awards will be granted as of the completion date of this offer and the New Shares will be issued within approximately five business days after receipt of an executed unrestricted stock award agreement. We are making this offer upon the terms and subject to the conditions set forth in this Offer to Exchange Certain Outstanding Stock Options for a Grant of the Right to Receive New Shares of Unrestricted Common Stock, which we refer to as the Offer to Exchange.

Stock options eligible for exchange, or eligible options, are those options, whether vested or unvested, that meet all of the following requirements:

●	the options have a per share exercise price equal to or greater than $2.24, which was the last sale price of our shares of common stock on December 9, 2009, as reported on the Nasdaq Global Market;

●	the options were granted under one of our existing equity incentive plans;

●	the options are outstanding and unexercised as of the completion date of the Offer to Exchange;

●	the options were not granted on September 8, 2004 or May 23, 2006; and

●	the options were not granted before January 1, 2001 or after December 4, 2007.

            You are eligible to participate in the option exchange and this offer only if you meet all of the following requirements:

●	you are an active employee of Aware or its subsidiary on the date this offer commences and remain an active employee through the completion of the option exchange;

●	you are not one of our executive officers or a member of our board of directors; and

●	you hold at least one eligible option as of the commencement of the option exchange.

i

The outstanding options that you hold under our equity incentive plans give you the right, when vested, to purchase shares of our common stock once you exercise those options by paying the applicable exercise price of those options. Thus, wherever we use the term “option” in this Offer to Exchange, we refer to the actual options you hold to purchase shares of our common stock and not the shares of our common stock underlying those options.

The option exchange has been designed so that the aggregate fair value of the New Shares to be issued in the Offer to Exchange will be less than or equal to the aggregate fair value of the eligible options that are surrendered in the Offer to Exchange. We are using exchange ratios to calculate the number of New Shares to be issued pursuant to each Stock Award. The applicable exchange ratios used for the option exchange have been determined using the Black-Scholes option pricing model and recent stock price levels. The number of New Shares calculated according to the exchange ratios will be rounded down to the nearest whole share on a grant-by-grant basis. Fractional shares will not be granted in the option exchange.

If you are eligible to participate in the Stock Option Exchange Program, you must elect whether to exchange either all or none of your eligible options. No partial exchanges of an eligible option grant will be permitted, except that if you exercised a portion of an eligible option grant prior to the commencement of this offer, only the portion of the option grant which has not yet been exercised will be eligible to be exchanged.

All eligible options that are properly surrendered in the option exchange and accepted by us for exchange pursuant to this offer will be cancelled as of the completion date of this offer, and options elected for exchange will no longer be exercisable after that time. The Stock Awards will be granted in exchange for the exchanged options as of the completion date of this offer and will be governed by the terms and conditions of the 2001 Plan and an unrestricted stock award agreement between you and Aware.

The New Shares will be issued within approximately five business days after receipt of an executed unrestricted stock award agreement. New Shares will only be issued if the holder is an active employee of Aware or its subsidiary on the date of issuance.

If you choose not to participate in the Stock Option Exchange Program, you will continue to hold your eligible options on the same terms and conditions and pursuant to the agreements and equity incentive plans under which they were originally granted. Note, however, that any incentive stock options that are eligible options may be modified automatically if the Stock Option Exchange Program remains open for thirty (30) or more calendar days, as discussed under Section 14 of this Offer to Exchange, “Material Income Tax Consequences”.

Although our board of directors has approved this offer, neither we nor our board of directors will make any recommendation as to whether you should exchange, or refrain from exchanging, your eligible options for Stock Awards in the Stock Option Exchange Program. You must make your own decision regarding whether to surrender your eligible options for exchange after taking into account your own personal circumstances or preferences. You are encouraged to consult your personal legal counsel, accountant, financial, and/or tax advisor(s) as you deem appropriate if you have questions about your financial or tax situation as it relates to this offer.

This offer is not conditioned upon a minimum total number of options being elected for exchange. This offer is subject to certain conditions which we describe under Section 7 of this Offer to Exchange, “Conditions of the Offer,” and the terms and conditions described in this offer.

Please see the section entitled “Risks of Participating in the Stock Option Exchange Program” in this Offer to Exchange for a discussion of risks and uncertainties that you should consider before surrendering your eligible stock options for exchange in the Offer to Exchange.

Shares of our common stock are quoted on the Nasdaq Global Market under the symbol “AWRE”. On December 9, 2009, the last sale price of our common stock as quoted on the Nasdaq Global Market was $2.24 per share. We recommend that you obtain current market quotations for our common stock before deciding whether to elect to exchange your eligible options.

As of December 13, 2009, eligible options outstanding under our existing equity incentive plans were exercisable for approximately 1,129,555 shares of our common stock, or approximately 5.7% of the total shares of our common stock outstanding.

If you wish to participate in this offer, you must complete and submit an Election Form to Steven SanSoucie before 12:00 midnight, New York City time, on January 12, 2010 (or such later time and date as may apply if the Offer to Exchange is extended). Election Forms that are received after the deadline will not be accepted. In order to submit the Election Form, you will be required to acknowledge your agreement to all of the terms and conditions of the Offer to Exchange as set forth in the offer documents.

You should direct questions about this offer to Kevin Russell.  Requests for additional copies of this Offer to Exchange and the other offer documents should go to Steven SanSoucie.

IMPORTANT

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THIS TRANSACTION OR PASSED UPON THE FAIRNESS OR MERITS OF THIS TRANSACTION OR THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS OFFER TO EXCHANGE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

AWARE HAS NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON AWARE’S BEHALF AS TO WHETHER YOU SHOULD EXCHANGE OR REFRAIN FROM EXCHANGING YOUR OPTIONS PURSUANT TO THIS OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR IN DOCUMENTS TO WHICH AWARE HAS REFERRED YOU. AWARE HAS NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE RELATED DOCUMENTS REFERRED TO IN THIS DOCUMENT. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU SHOULD NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY AWARE.

NOTHING IN THIS DOCUMENT SHALL BE CONSTRUED TO GIVE ANY PERSON THE RIGHT TO REMAIN IN THE EMPLOY OF AWARE OR ITS SUBSIDIARY OR TO AFFECT AWARE’S RIGHT TO TERMINATE THE EMPLOYMENT OF ANY PERSON AT ANY TIME WITH OR WITHOUT CAUSE TO THE EXTENT PERMITTED UNDER APPLICABLE LAW. NOTHING IN THIS DOCUMENT SHOULD BE CONSIDERED A CONTRACT OR GUARANTEE OF WAGES OR COMPENSATION. EXCEPT AS OTHERWISE PROVIDED UNDER APPLICABLE LAW AND/OR ANY EMPLOYMENT AGREEMENT BETWEEN YOU AND AWARE, THE EMPLOYMENT RELATIONSHIP BETWEEN AWARE AND EACH EMPLOYEE REMAINS “AT WILL.”

AWARE RESERVES THE RIGHT TO AMEND OR TERMINATE THE 2001 PLAN AT ANY TIME, AND THE GRANT OF STOCK AWARDS UNDER THE 2001 PLAN AND THIS OFFER TO EXCHANGE DO NOT IN ANY WAY OBLIGATE AWARE TO GRANT ADDITIONAL STOCK AWARDS OR OFFER FURTHER OPPORTUNITIES TO PARTICIPATE IN ANY OFFER TO EXCHANGE OPTIONS IN THE FUTURE. THE GRANT OF ANY STOCK AWARDS UNDER THE 2001 PLAN AND THIS OFFER TO EXCHANGE ARE WHOLLY DISCRETIONARY IN NATURE AND ARE NOT TO BE CONSIDERED PART OF ANY NORMAL OR EXPECTED COMPENSATION THAT IS OR WOULD BE SUBJECT TO SEVERANCE, RESIGNATION, TERMINATION OR SIMILAR PAY.

OFFER TO EXCHANGE CERTAIN OUTSTANDING STOCK OPTIONS
FOR A GRANT OF THE RIGHT TO RECEIVE NEW SHARES OF UNRESTRICTED
COMMON STOCK

SUMMARY TERM SHEET—QUESTIONS AND ANSWERS

Index to Questions and Answers

		Page
No.	Question
Summary Term Sheet—Questions and Answers
Background Information
Q1.	What is the Stock Option Exchange Program?	3
Q2.	What are some key terms used in the Stock Option Exchange Program?	3
Q3.	Why is Aware offering the Stock Option Exchange Program?	6
Q4.	How do Stock Awards differ from stock options?	7

Eligibility
Q5.	How do I know whether I am eligible to participate in the Stock Option Exchange Program?	7
Q6.	How do I know which options are eligible for the Stock Option Exchange Program?	8

Terms and Conditions of the Option Exchange and Stock Awards
Q7.	How many New Shares will I receive for the eligible options that I exchange?	8
Q8.	Will the terms and conditions of my Stock Award be the same as my exchanged options?	9
Q9.	When will I receive my Stock Award?	10
Q10.	When will I receive my unrestricted stock award agreement?	10
Q11.	When will I receive my New Shares?	10

Participating in the Option Exchange
Q12.	How do I participate in the Stock Option Exchange Program?	10
Q13.	Am I required to participate in the Stock Option Exchange Program?	11
Q14.	Can I choose which eligible options I want to exchange?	11
Q15.	Are there any restrictions on the number of eligible options grants I must elect to exchange in order to participate in the Stock Option Exchange Program?	11
Q16.	Do I have to pay for the Stock Award or the New Shares?	11
Q17.	How do I decide whether I should participate in the Stock Option Exchange Program?	11
Q18.	Is Aware making any recommendation as to whether I should exchange my eligible options?	12

Exchanged Options
Q19.	When will my exchanged options be cancelled?	13
Q20.	Will I be required to give up all of my rights under the exchanged options?	13
Q21.	After I have elected to exchange eligible options, is there anything I must do to receive my Stock Award after the completion date?	13

Stock Awards
Q22.	Do I need to exercise my Stock Award in order to receive the New Shares?	13

Other Equity Awards
Q23.	Can I exchange shares of Aware common stock that I acquired pursuant to Aware’s Employee Stock Purchase Plan or otherwise?	14

Tax Consequences
Q24.	Will I have to pay taxes if I participate in the Stock Option Exchange Program?	14

Options Not Exchanged
Q25.	What happens to my eligible option grants if I choose not to participate or my eligible options are not accepted for exchange?	14

Withdrawing Previous Elections
Q26.	May I change my mind and withdraw from the Offer to Exchange?	14
Q27.	What if I withdraw my election and then decide again that I want to participate in the Stock Option Exchange Program?	15

Changes to the Offer to Exchange and Conditions to the Option Exchange
Q28.	If Aware extends or changes the Offer to Exchange, how will you notify me?	15
Q29.	Are there any conditions to the Offer to Exchange?	15
Q30.	What if Aware is acquired by another company?	15

Availability of Additional Information
Q31.	Whom can I contact if I have questions about the Offer to Exchange, or if I need additional copies of employee communications issued to date?	16

Summary Term Sheet—Questions and Answers

The following are answers to some of the questions that you may have about the Stock Option Exchange Program. You should read carefully this Summary Term Sheet—Questions and Answers and the entire Offer to Exchange, the Election Form and the other attached exhibits together with their associated instructions, and the other related documents referenced in the Offer to Exchange. The Offer to Exchange is made subject to the terms and conditions of these documents, which may be amended from time to time hereafter. The information in this Summary Term Sheet—Questions and Answers is not complete and may not contain all of the information that is important to you. Additional important and material information is contained in the Offer to Exchange and the other related documents referenced in the Offer to Exchange. Where appropriate, we have included in this Summary Term Sheet—Questions and Answers references to relevant sections in the Offer to Exchange to help you find more complete information with respect to these topics. Please review this Summary Term Sheet—Questions and Answers and the Offer to Exchange to ensure that you are making an informed decision regarding your participation in the option exchange.

Background Information

Q1.           What is the Stock Option Exchange Program?

A1.           The Stock Option Exchange Program is a one-time, voluntary opportunity for eligible employees to exchange eligible “underwater” stock option awards for a grant of the right to receive new shares of unrestricted common stock.

  See also: Section 2 of the Offer to Exchange

Q2.           What are some key terms used in the Stock Option Exchange Program?

A2.           Here are some key terms used when describing the Stock Option Exchange Program:

Active Employee
An employee of Aware or its subsidiary. An employee is not an “active employee” if he or she (i) is on a leave that will result in a termination of employment with Aware or its subsidiary, (ii) has provided Aware a notice of resignation or (iii) has received a notice of termination of employment from Aware or its subsidiary.

Commencement Date	December 14, 2009, the date the Stock Option Exchange Program offering period opens.

Completion Date
The date and time the offering period ends. The completion date is expected to be January 12, 2010, at 12:00 midnight, New York City Time, but is subject to change. Aware may extend the offering period and delay the completion date in its sole discretion.

Election Form
The form where eligible employees can elect to participate in the Stock Option Exchange Program and choose which, if any, eligible options they wish to exchange.  The election form must be submitted to Steven SanSoucie before 12:00 midnight, New York City time, on January 12, 2010 (or such later time and date as may apply if the Offer to Exchange is extended).

Eligible Employees	Active employees as of the commencement date who remain active employees through the completion date. Executive officers and members of Aware’s Board of Directors are not “eligible employees.”
Eligible Option
A stock option grant that:

(i) has a per share exercise price equal to or greater than $2.24, which was the last sale price of our shares of common stock on December 9, 2009, as reported on the Nasdaq Global Market;

(ii)  remains outstanding and unexercised as of the completion date;

(iii) was not granted on September 8, 2004 or May 23, 2006; and

(iv) was not granted before January 1, 2001 or after December 4, 2007.

An option will not be an eligible option (and any election with regard to such option will be disregarded) if, on the completion date, the per share exercise price of the option is less than the per share closing trading price of Aware’s common stock on the completion date, as reported on the Nasdaq Global Market.

Exchanged Options	Eligible options that, as of the completion date, eligible employees elect to exchange for Stock Awards in the Stock Option Exchange Program.
Executive Officers	Those executive officers of Aware listed on Schedule A of the Offer to Exchange.

Exercise Price
The purchase price per share of the common stock underlying a stock option, which is typically equal to the per share closing trading price of Aware’s common stock on the grant date, as reported on the Nasdaq Global Market. The exercise price is a fixed price per share at which you can purchase Aware common stock once the stock options vest.

Grant Date	The date an equity award, such as a stock option or Stock Award, is granted.
Intrinsic Value
Intrinsic value with respect to an option is the absolute value of the difference between the trading price of Aware’s common stock and the exercise price of the option. An underwater option has no intrinsic value since its exercise price is higher than the current trading price of the underlying common stock.

New Shares	Shares of unrestricted common stock to be issued to an eligible employee pursuant to a Stock Award.
Offer or Offer to Exchange
The legal document entitled “Offer to Exchange Certain Outstanding Stock Options for a Grant of the Right to Receive New Shares of Unrestricted Common Stock.” The Offer to Exchange contains the terms and conditions of the Stock Option Exchange Program and may be amended and supplemented from time to time.

Offering Period
The period between the commencement date and the completion date, during which eligible employees can choose to exchange eligible options in the Stock Option Exchange Program. Currently, the offering period is December 14, 2009 through 12:00 midnight, New York City time, on January 12, 2010, but is subject to change. Aware may extend the offering period and delay the completion date in its sole discretion.

Option Exchange	The exchange of eligible options for Stock Awards.
SEC	The United States Securities and Exchange Commission.
Stock Award
A grant of the right to receive new shares of unrestricted common stock that is granted to an eligible employee who chooses to participate in the Stock Option Exchange Program in exchange for the cancellation of their eligible options.

Stock Option Expiration Date	The date a stock option expires and is no longer available for exercise.

Underwater	Stock option grants that have an exercise price that is higher than the current trading price of Aware’s common stock are considered to be underwater.
Unrestricted Stock Award Agreement	The agreement pursuant to which the New Shares will be issued.
Withdrawal Form
The form to complete if you change your mind and decide to withdraw your tendered options from the offer.  The withdrawal form must be submitted to Steven SanSoucie before 12:00 midnight, New York City time, on January 12, 2010 (or such later time and date as may apply if the Offer to Exchange is extended).

Q3.           Why is Aware offering the Stock Option Exchange Program?

A3.           Aware’s compensation philosophy is intended to attract, retain and motivate employees using an appropriate mix and various levels of cash and equity compensation. Equity compensation for Aware’s employees is very important in the implementation of this philosophy.

  Like many companies, Aware has experienced a significant decline in its stock price in connection with the current global financial and economic crisis. This decline in price has resulted in a considerable number of Aware’s employees holding stock options that are deeply “underwater”—posing a challenge to the overall goal of retaining and motivating employees upon whom Aware and stockholders rely to help move Aware forward in these challenging times.  Aware’s board of directors has determined that the magnitude of this problem weakens the effectiveness of Aware’s long-term incentive program and detracts from the effectiveness of overall compensation.

  Aware is offering the Stock Option Exchange Program to reinstate the motivational value of Aware’s equity compensation program and to balance the interests of employees and stockholders, by offering certain employees an opportunity to exchange underwater options for the right to receive New Shares. The Stock Option Exchange Program gives eligible employees an opportunity to exchange certain options that are significantly “underwater” as of the commencement date for Stock Awards that may provide value to eligible employees, even if Aware’s stock price does not increase. This approach of exchanging eligible options for Stock Awards is consistent with Aware’s current compensation strategy and provides what Aware believes is a meaningful incentive for employees whose options are currently underwater.

  Aware also expects the Stock Option Exchange Program to reduce equity award “overhang”—the potential dilution to stockholders’ ownership represented by outstanding and unexercised stock options and other stock-based awards.  In the past, Aware granted many stock options that, due to the decline in its stock price, have created a substantial amount of overhang.  Aware expects the exchange offer to reduce a portion of that overhang.

  See also: Section 3 of the Offer to Exchange

Q4.           How do Stock Awards differ from stock options?

 A4.         The table below outlines some key differences between stock options and Stock Awards:

	Stock Options	Stock Awards
What they are	The right to purchase a fixed number of shares of Aware common stock at a fixed price for a fixed period of time.	The right to receive shares of Aware common stock with no restrictions and at no cost to the employee.
How they work
Once a stock option grant vests, you can exercise the vested portion at any time until the expiration date of that option. Exercising an option means you buy the stock at the exercise price set on the date of the grant.

If the price of Aware’s stock is greater than the exercise price when you exercise and sell the shares, you receive the gain (after any taxes, of course).

However, when Aware’s stock price is less than the exercise price, the stock option has no intrinsic value and is considered to be underwater.

The New Shares subject to the Stock Award are issued to you pursuant to an unrestricted stock award agreement at no cost to you, other than withholding for applicable taxes associated with the New Shares (and any additional taxes that you, in general, will owe with respect to the New Shares). A New Share has value equal to the current Aware stock price. Once a New Share is issued to you, you can either keep it as an investment or sell it.

Example (assumes vested options and no taxes)
If you are awarded a stock option with a per share exercise price of $3 and the Aware stock price subsequently increases to $5, the option will be worth $2 if exercised on that later date.

If you are awarded a stock option with a per share exercise price of $3 and the Aware stock price subsequently decreases to $2, the option will have no intrinsic value as of that later date.

If the stock price on the issue date of your New Shares is $3, and the Aware stock price subsequently increases to $5, each issued New Share will be worth $5 as of that later date.

If the stock price on the issue date of your New Shares is $3, and the Aware stock price subsequently decreases to $2, each issued New Share will be worth $2 as of that later date.

Eligibility

Q5.           How do I know whether I am eligible to participate in the Stock Option Exchange Program?

A5.           You will be eligible to participate in the Stock Option Exchange Program if:

●	You are an active employee on the commencement date,

●	You remain an active employee through the completion date, and

●	You have at least one eligible option.

 Aware’s executive officers and members of Aware’s Board of Directors may not participate in the Stock Option Exchange Program.

 See also : Section 1 of the Offer to Exchange

Q6.           How do I know which options are eligible for the Stock Option Exchange Program?

A6.           Options eligible for exchange are those options, whether vested or unvested, that meet all of the following requirements:

●	the options have a per share exercise price equal to or greater than $2.24, which was the last sale price of our shares of common stock on December 9, 2009, as reported on the Nasdaq Global Market;

●	the options were granted under one of our existing equity incentive plans;

●	the options are outstanding and unexercised as of the completion date of the Offer to Exchange;

●	the options were not granted on September 8, 2004 or May 23, 2006; and

●	the options were not granted before January 1, 2001 or after December 4, 2007.

  See also: Section 2 of the Offer to Exchange

Terms and Conditions of the Option Exchange and Stock Awards

Q7.           How many New Shares will I receive for the eligible options that I exchange?

A7.          The number of New Shares that you are eligible to receive in exchange for an eligible option, which we generally refer to as an “exchange ratio,” will depend on the grant date of your eligible option as follows:

Grant Date	Exercise Price	Number of Eligible Options to be Exchanged for each New Share
5/17/2001	$8.07	118.7
7/19/2001	$7.42	67.7
9/21/2001	$3.74	11.7
12/10/2001	$5.55	15.2
2/26/2002	$6.93	17.3
7/5/2002	$3.39	5.4
10/14/2003	$3.27	4.1
12/9/2004	$4.95	4.9
2/9/2005	$6.07	5.4
5/24/2005	$4.98	4.4
11/3/2005	$6.87	4.7
11/10/2005	$6.00	4.4
9/7/2006	$5.30	6.8
10/2/2006	$5.63	7.0
12/4/2006	$5.05	6.0
5/31/2007	$5.29	2.8
9/6/2007	$4.42	2.6

The exchange ratios apply to each of your eligible option grants separately. This means that the various eligible options you hold may be subject to different exchange ratios. For purposes of applying the exchange ratios, fractional New Shares will be rounded down to the nearest whole New Share on a grant-by-grant basis.

Example

Using the table above, if one of the eligible options you elect to exchange was granted on November 10, 2005 and allows you to purchase 3,000 shares of Aware common stock, you will receive on the completion date a Stock Award for the right to receive 681 New Shares. To calculate this amount, divide the 3,000 shares subject to the eligible option by 4.4 (the exchange ratio for an eligible option with a grant date of November 10, 2005) and round down to the nearest whole New Share.

The exchange ratios have been set based upon the grant date and expiration date of the eligible options because these two variables have a significant influence on the fair value of the eligible options. In each case, the exchange ratios have been calculated in a manner intended to result in the New Shares to be issued in the option exchange having a fair value less than or equal to the fair value of the eligible options surrendered in the option exchange.

You will not have to calculate the number of New Shares you will receive for the eligible options you elect to exchange in the option exchange.  We will provide you with an individualized option exchange statement that lists the number of New Shares you are eligible to receive for each of your eligible option grants.

 See also: Section 2 of the Offer to Exchange

Q8.          Will the terms and conditions of my Stock Award be the same as my exchanged options?

A8.          No. Stock Awards are a different type of award than stock options, and the terms and conditions of your Stock Awards will be different from the exchanged options. Also, the tax treatment of the Stock Awards may differ significantly from the tax treatment of your exchanged options.

 Stock Awards will be granted under the 2001 Plan and will be subject to an unrestricted stock award agreement. The 2001 Plan and the current form of unrestricted stock award agreement under the plan are included as exhibits to a document Aware filed with the SEC called a “Schedule TO,” which is available on the SEC website at www.sec.gov.

    See also:

●	Question 24 of this Summary Term Sheet—Questions and Answers

●	Sections 2 and 14 of the Offer to Exchange

Q9.          When will I receive my Stock Award?

A9.          The grant date of the Stock Awards will be the completion date. If the offering period is extended, the completion date and the grant of the Stock Awards will be correspondingly delayed. You will receive the New Shares subject to your Stock Award within approximately five business days after receipt of your executed unrestricted stock award agreement.

 See also: Sections 6 and 9 of the Offer to Exchange

Q10.        When will I receive my unrestricted stock award agreement?

A.10        You will receive your unrestricted stock award agreement within approximately 5 business days following the completion date.

Q11.        When will I receive my New Shares?

A11.        If you decide to exchange your eligible options, your New Shares will be issued within approximately five business days after receipt of your executed unrestricted stock award agreement. New Shares will only be issued if the holder remains an active employee under the terms and conditions of the applicable unrestricted stock award agreement, the relevant terms of the 2001 Plan and other relevant Aware policies, as each may be amended from time to time.

Participating in the Option Exchange

Q12.        How do I participate in the Stock Option Exchange Program?

A12.        If you choose to participate in the Stock Option Exchange Program, you must take action no later than 12:00 midnight, New York City time, on the completion date.

         First, you need to learn about the Offer to Exchange—what it is, whether you are eligible and which stock options can be exchanged.

 Next, evaluate your options. You will receive an individualized option exchange statement that lists the number of New Shares you are eligible to receive for each of your eligible option grants. Keep in mind that you may exchange either all or none of your eligible option grants for Stock Awards.

         Lastly, choose whether to exchange your options. You must complete, sign and submit your Election Form to Steven SanSoucie during the offering period (i.e., between the commencement date and the completion date).

 You can withdraw your election at any time during the offering period; however, the last election that you make, if any, before 12:00 midnight, New York City time, on the completion date will be final.

    See also:

●	Answer to Question 13 of this Summary Term Sheet—Questions and Answers

●	Section 4 of the Offer to Exchange

Q13.        Am I required to participate in the Stock Option Exchange Program?

A13.        No. Participation in the Stock Option Exchange Program is voluntary. If you choose not to participate in the offer, you will continue to hold your eligible options on the same terms and conditions and pursuant to the equity incentive plans under which they were originally granted.

 See also: Section 2 of the Offer to Exchange

Q14.        Can I choose which eligible options I want to exchange?

A14.        You may choose to exchange either all or none of your eligible options in the Offer to Exchange entirely at your discretion. However, if you elect to participate in the Stock Option Exchange Program, you must elect to exchange all of your eligible options. No partial exchanges of an eligible option grant will be permitted, except that if you exercised a portion of an eligible option grant prior to the commencement of the exchange offer, only the portion of the option grant which has not yet been exercised will be eligible to be exchanged.

 See also: Section 2 of the Offer to Exchange

Q15.        Are there any restrictions on the number of eligible options grants I must elect to exchange in order to participate in the Stock Option Exchange Program?

A15.        Yes. You must elect to exchange all of your eligible options in order to participate.

 See also:

●	Answer to Question 16 of this Summary Term Sheet—Questions and Answers

●	Section 9 of the Offer to Exchange

Q16.        Do I have to pay for the Stock Award or the New Shares?

A16.        You do not have to make any cash payment to Aware to receive a Stock Award grant in exchange for your exchanged options. You also do not have to pay Aware to receive the New Shares; however, in general, the New Shares will be taxed when they are issued.

 Please also note that you will incur brokerage fees in the event you decide to sell the New Shares.

              See also:

●	Answer to Question 24 of this Summary Term Sheet—Questions and Answers

●	Sections 9 and 14 of the Offer to Exchange

Q17.        How do I decide whether I should participate in the Stock Option Exchange Program?

A17.        First, review all of the materials provided to you in connection with the Offer to Exchange, including this Summary Term Sheet—Questions and Answers. These materials can all be found in, or filed as exhibits to, a document filed by Aware with the SEC called a “Schedule TO,” which is available on the SEC website at www.sec.gov.

 In addition to reviewing the materials, please note the following:

 1.           It is not a one-for-one exchange. You will receive fewer New Shares under the Stock Awards than eligible options.

 2.           Stock Awards provide value upon the issuance of New Shares even if Aware’s stock price does not increase after the grant date. However, because the exchange ratios for the option exchange are not one-for-one, it is possible that, at some point in the future, options you choose to exchange could be economically more valuable than New Shares issued to you pursuant to the option exchange.

 3.           Don’t forget to consider taxes. In general, the New Shares will be taxed when they are issued.

 Please also note that no one from Aware is, or will be, authorized to provide you with advice or recommendations or to provide you additional information not included in the Offer to Exchange or the documents referenced in the Offer to Exchange. You must make your own personal decision as to whether or not to participate in the Stock Option Exchange Program. You are strongly encouraged to consult with your personal legal counsel, accountant, financial, and/or tax advisor(s) for further advice.

 See also:

●	Sections 3 and 9 of the Offer to Exchange

●	Risks of Participating in the Stock Option Exchange Program in the Offer to Exchange

Q18.        Is Aware making any recommendation as to whether I should exchange my eligible options?

A18.        No. Aware is providing you with as much information as possible to assist you in making your own informed decision. However, Aware is not making any recommendation as to whether you should accept the Offer to Exchange. No one from Aware is, or will be, authorized to provide you with advice or recommendations or to provide you additional information not included in the Offer to Exchange or the documents referenced in the Offer to Exchange. You must make your own personal decision as to whether or not to participate in the Stock Option Exchange Program. You are strongly encouraged to consult with your personal legal counsel, accountant, financial, and/or tax advisor(s) for further advice.

See also:

●	Section 3 of the Offer to Exchange

●	Risks of Participating in the Stock Option Exchange Program in the Offer to Exchange

Exchanged Options

Q19.        When will my exchanged options be cancelled?

A19.        Your exchanged options will be cancelled as of the completion date. If the Offer to Exchange is extended and the completion date delayed, the cancellation of your exchanged options will be correspondingly delayed.

 See also: Section 6 of the Offer to Exchange

Q20.        Will I be required to give up all of my rights under the exchanged options?

A20.        Yes. Once Aware has accepted your exchanged options, your exchanged options will be cancelled and you no longer will have any rights under those exchanged options. Aware will cancel all exchanged options as of the completion date. However, if the completion date is delayed, the date the exchanged options are cancelled will be correspondingly delayed.

 See also: Section 6 of the Offer to Exchange

Q21.        After I have elected to exchange eligible options, is there anything I must do to receive my Stock Award after the completion date?

A21.        No. Once your exchanged options have been cancelled, you do not need to take additional action in order to receive your Stock Award. Your Stock Award will be granted to you as of the completion date. If the Offer to Exchange is extended and the completion date delayed, the date on which the Stock Awards are granted will be correspondingly delayed. In order to receive the New Shares subject to the Stock Award, you must continue to be an active employee through the share issuance date and execute your unrestricted stock award agreement.

 See also:

●	Answer to Question 10 of this Summary Term Sheet—Questions and Answers

●	Section 9 of the Offer to Exchange

Stock Awards

Q22.        Do I need to exercise my Stock Award in order to receive the New Shares?

A22.        Unlike stock options, which you must exercise in order to receive the vested shares subject to the option, you do not need to exercise a Stock Award in order to receive the New Shares. You will automatically receive the New Shares subject to the Stock Award (less taxes, of course) if you are an active employee on the date of issuance and have executed your unrestricted stock award agreement.

 See also: Section 9 of the Offer to Exchange

Other Equity Awards

Q23.        Can I exchange shares of Aware common stock that I acquired pursuant to Aware’s Employee Stock Purchase Plan or otherwise?

A23.        No. The Offer to Exchange relates only to eligible options to purchase shares of Aware common stock. You may not exchange any shares of Aware common stock (including without limitation any shares that you may have acquired pursuant to Aware’s Employee Stock Purchase Plan) or any equity awards (other than eligible options) in the Offer to Exchange.

 See also: Section 2 of the Offer to Exchange

Tax Consequences

Q24.        Will I have to pay taxes if I participate in the Stock Option Exchange Program?

A24.        If you participate in the Stock Option Exchange Program, you generally will not be required to recognize income for income taxes or other tax purposes at the time of the exchange, or when the Stock Awards are granted. You generally will recognize income for income tax and other tax purposes when the New Shares are issued to you.

 You should consult with your personal legal counsel, accountant, financial, and/or tax advisor(s) to determine the personal tax consequences to you of participating in the Stock Option Exchange Program.

 See also: Section 14 of the Offer to Exchange

Options Not Exchanged

Q25.        What happens to my eligible option grants if I choose not to participate or my eligible options are not accepted for exchange?

A25.        If you choose not to participate or your eligible options are not accepted for exchange, your eligible option grants will remain outstanding until they are exercised or expire by their terms, retain their current exercise price, retain their current vesting schedule and retain all of the other terms and conditions as set forth in the relevant equity incentive plan and agreement related to such eligible option grants. Note, however, that any incentive stock options that are eligible options may be modified automatically if the Stock Option Exchange Program remains open for thirty (30) or more calendar days.

 See also: Sections 6 and 14 of the Offer to Exchange

Withdrawing Previous Elections

Q26.        May I change my mind and withdraw from the Offer to Exchange?

A26.        Yes. You may change your mind after you have made your election and withdraw from participating in the Stock Option Exchange Program at any time before 12:00 midnight, New York City time, on the completion date by submitting a Withdrawal Form to Steven SanSoucie.

 See also: Sections 4 and 5 of the Offer to Exchange

Q27.        What if I withdraw my election and then decide again that I want to participate in the Stock Option Exchange Program?

A27.        If you have withdrawn your election to participate and then decide again that you would like to participate in the Stock Option Exchange Program, you may re-elect to participate by submitting a new properly completed Election Form to Steven SanSoucie before 12:00 midnight, New York City time, on the completion date.

 Please note that the last valid election or withdrawal that you make before 12:00 midnight, New York City time, on the completion date will be final.

 See also:

●	Question 14 of this Summary Term Sheet—Questions and Answers

●	Sections 4 and 5 of the Offer to Exchange

Changes to the Offer to Exchange and Conditions to the Option Exchange

Q28.        If Aware extends or changes the Offer to Exchange, how will you notify me?

A28.        If Aware extends or otherwise changes the Offer to Exchange, Aware will issue a press release, email and/or other form of communication disclosing the extension no later than 9:00 a.m., New York City time, on the next business day following the previously scheduled completion date.

 See also: Sections 2 and 14 of the Offer to Exchange

Q29.        Are there any conditions to the Offer to Exchange?

A29.        Yes. The completion of the Offer to Exchange is subject to a number of customary conditions that are described in Section 7 of the Offer to Exchange. If any of these conditions are not satisfied, Aware will not be obligated to accept and exchange properly tendered eligible option grants, though Aware may elect to do so at its sole discretion.

 The offer is not conditioned upon a minimum number of eligible stock options being surrendered for exchange or a minimum number of eligible employees participating.

 See also: Sections 2 and 7 of the Offer to Exchange

Q30.        What if Aware is acquired by another company?

A30.        Although Aware currently does not anticipate a merger or acquisition, if Aware merges or consolidates with or is acquired by another entity prior to the completion date, you may choose to withdraw any options which you tendered for exchange and your options will be treated in accordance with the applicable equity incentive plan and option agreement. Further, if Aware is acquired prior to the completion date, Aware reserves the right to withdraw the offer, in which case your eligible options and your rights under them will remain intact and exercisable for the time period set forth in your option agreement and you will receive no Stock Award in exchange for them pursuant to the Offer to Exchange. If Aware is acquired prior to the completion date but does not withdraw the offer, Aware (or the successor entity) will notify you of any material changes to the terms of the Offer to Exchange or the Stock Award, including any adjustments to the number of New Shares that will be subject to the Stock Award. Under such circumstances, the type of security and the number of shares covered by your Stock Award would be adjusted based on the consideration per share given to holders of Aware’s common stock in connection with the acquisition. As a result of this adjustment, you may receive a Stock Award covering more or fewer shares of the acquirer’s common stock than the number of shares subject to the eligible options that you tendered for exchange or than the number you would have received pursuant to the Stock Award if no acquisition had occurred.

Availability of Additional Information

Q31.        Whom can I contact if I have questions about the Offer to Exchange, or if I need additional copies of employee communications issued to date?

A31.        Aware has publicly filed all of the documents referred to in the Offer to Exchange and this Summary Term Sheet—Questions and Answers with the SEC on exhibits to a document called a “Schedule TO,” which is available at http://www.sec.gov.

 You should direct questions about the Offer to Exchange to Kevin Russell. Requests for additional copies of the Offer to Exchange and the other documents referred to herein should go to Steven SanSoucie.

 See also: Section 17 of the Offer to Exchange

FORWARD-LOOKING STATEMENTS

The Offer to Exchange and the documents incorporated by reference into the Offer to Exchange contain forward-looking statements. You can identify these forward-looking statements by words such as “may,” “will,” “would,” “should,” “could,” “expect,” “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan” and other similar expressions. These forward-looking statements involve risks and uncertainties that could cause our actual results to differ materially from those expressed or implied in our forward-looking statements for a variety of reasons, including, without limitation, those discussed elsewhere in this Offer to Exchange, the documents incorporated by reference and in our other reports filed with the SEC. We are under no obligation, and expressly disclaim any intention or obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law. We caution you not to place undue reliance on the forward-looking statements contained in this Offer to Exchange, which speak only as of the date hereof.

RISKS OF PARTICIPATING IN THE STOCK OPTION EXCHANGE PROGRAM

Participating in the Stock Option Exchange Program involves a number of risks and uncertainties, including those described below. You should carefully review these risks and uncertainties, and the other information contained in this Offer to Exchange, including the Schedules to this Offer to Exchange, and in our other filings with the SEC. You are also encouraged to speak with your personal legal counsel, accountant, financial, and/or tax advisor(s) before deciding to participate in the Stock Option Exchange Program.

Risks that are Specific to this Offer

If the price of our common stock increases after the date on which your exchanged options are cancelled, your exchanged options might be worth more than the New Shares that you receive in exchange for them.

Because the exchange ratios of this offer are not one-for-one with respect to exchanged options, it is possible that, at some point in the future, your exchanged options could be economically more valuable than the New Shares issued to you pursuant to this offer. For example, if you exchange an eligible option to purchase 3,000 shares with an exercise price of $3.27 per share, which was granted on October 14, 2003, you would receive a Stock Award for the right to receive 731 New Shares. Assume, for illustrative purposes only, that the price of our common stock increases to $5.27 per share following the completion of the option exchange. Under this example, if you are a U.S. employee and had kept your exchanged options and exercised and sold the underlying shares at $5.27 per share, you would have realized a pre-tax gain of $6,000, but if you exchanged your eligible option grant for a Stock Award, and immediately sold the New Shares subject to the Stock Award after issuance when the price of our common stock is $5.27 per share, you would realize a pre-tax gain of only $3,852.

In addition, you may pay more taxes on your New Shares once issued than you would on your eligible option grant that you surrendered. For example, if you exchange an eligible option grant for 3,000 shares with an exercise price of $3.27, which was granted on October 14, 2003, you would receive a Stock Award for the right to receive 731 New Shares. If you were a U.S. taxpayer and the eligible option grant was exercised for $3.27 per share while the fair market value of our common stock was $4.27 per share, you would recognize ordinary income on $3,000 at exercise. If you later sold the shares at $5.27 per share, you would have capital gain on $1.00 per share, which is the difference between the sale price of $5.27 and the $4.27 fair market value at exercise. If you were a U.S. taxpayer and you held the shares more than 12 months, this would be taxed at long-term capital gains rates (currently a maximum of 15% for U.S. taxpayers), and if you held the shares for 12 months or less, this would be taxed at short-term capital gains rates (currently a maximum of 35% for U.S. taxpayers). If, instead, you exchange your eligible option grant for a Stock Award, you would recognize ordinary income (currently at a maximum rate of 35% for U.S. taxpayers) on the full fair market value of the New Shares you receive at the time they are issued. For instance, if you are a U.S. taxpayer and are issued 100 New Shares on a day when the fair market value of our stock is $5.27 per share, you will recognize ordinary income on $527. You then would be subject to additional long- or short-term capital gain, as applicable (depending on the length of time you have held such shares) on any additional gain when you sell the shares. For instance, if you sold the shares at $6.77 per share, you would have a capital gain of $1.50 per share. When analyzing the tax consequences to you, you should keep in mind that you do not pay a cash purchase price for the Stock Award or the New Shares thereunder, while, in the example above, you would have paid $3.27 per share of post-tax dollars for the shares subject to your eligible option grant.

If we are acquired by or merge with another company, your surrendered option might be worth more than the Stock Award that you receive in exchange for them.

A transaction involving us, such as a merger or other acquisition, could have a substantial effect on our stock price, including significantly increasing the price of our common stock. Depending on the structure and terms of this type of transaction, eligible employees who elect to participate in the Stock Option Exchange Program might receive less of a benefit from the appreciation in the price of our common stock resulting from the merger or acquisition. This could result in a greater financial benefit for those eligible employees who did not participate in this offer and retained their original eligible option grant.

Tax effects of Stock Awards for United States taxpayers.

If you are a U.S. taxpayer and participate in the Stock Option Exchange Program, you generally will not be required under current U.S. law to recognize income for U.S. federal income tax purposes at the time of the exchange and, with respect to the Stock Award, on the grant date. However, you generally will have taxable ordinary income when the New Shares subject to the Stock Award are issued to you, at which time Aware generally also will have a tax withholding obligation. We will satisfy all tax withholding obligations in the manner specified in your unrestricted stock award agreement. You also may have taxable capital gains when you sell the New Shares. Note that the tax treatment of the Stock Award differs significantly from the tax treatment of your exchanged options, and as a result of your participation in this offer, your tax liability could be higher than if you had kept your exchanged options. Please see Section 14 of the Offer to Exchange entitled “Material Income Tax Consequences” for a discussion of the general tax consequences associated with exchanged options.

Tax effects on holders of incentive stock options who choose not to participate.

If this offer is open for thirty (30) or more calendar days, eligible employees who hold eligible options that are incentive stock options granted under the Aware, Inc. 1996 Stock Option Plan and who do not participate in the offer will have the incentive stock option holding periods of their options automatically adjusted to restart on the commencement date. As a result, if this offer is open for thirty (30) or more calendar days, to receive favorable U.S. tax treatment for such incentive stock options, an eligible employee must hold (i.e., not sell or otherwise dispose of) the shares of Aware common stock acquired upon exercise of the incentive stock options for at least two (2) years from the commencement date (that is, more than two (2) years from December 14, 2009) and one (1) year after the exercise of the option (even if you do not exchange your incentive stock options for a Stock Award). If these holding periods (and all other incentive stock option requirements) are met, the excess of the sale price of the shares underlying the option over the exercise price of the options will be treated as long-term capital gain. The completion date of the Stock Option Exchange Program is expected to be 12:00 midnight, New York City time, on January 12, 2010. See Section 14 of the Offer to Exchange entitled “Material Income Tax Consequences” for more information.

Risks that are Related to Our Business and Common Stock

You should carefully review the risk factors contained in our periodic and other reports filed with the SEC, including those in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 and our subsequent Quarterly Reports on Form 10-Q, as well as the information provided in this Offer to Exchange (including the Schedules to this Offer to Exchange) and the other materials that we have filed with the SEC, before making a decision on whether to surrender your eligible stock options for exchange. You may access these filings electronically at the SEC’s website at http://www.sec.gov. In addition, upon request we will provide you with a copy of any or all of the documents to which we have referred you (without charge to you). See Section 17 of the Offer to Exchange entitled “Additional Information” for more information regarding reports we filed with the SEC and how to obtain copies of or otherwise review these reports.

THE OFFER TO EXCHANGE

December 14, 2009

THE OFFER TO EXCHANGE

The following represents the Offer to Exchange. You should read carefully this entire Offer to Exchange, the Summary Term Sheet—Questions and Answers, the Election Form and other attached exhibits together with their associated instructions, and the other related documents referenced in this Offer to Exchange. This Offer to Exchange is made subject to the terms and conditions of these documents, which may be amended from time to time hereafter. The information in this Offer to Exchange is not complete and may not contain all of the information that is important to you. Additional important and material information is contained in the related documents referenced in this Offer to Exchange. Please review this Offer to Exchange to ensure that you are making an informed decision regarding your participation in the option exchange. Certain terms used in this Offer to Exchange are defined in the answer to Question 2 of the Summary Term Sheet—Questions and Answers, “What are some key terms used in the Stock Option Exchange Program?”

Section 1.  Eligibility.

In order to participate in the option exchange, you must be an eligible employee holding outstanding eligible options as of the commencement date and the completion date.

You are an “eligible employee” if you are an active employee as of the commencement date and you remain an active employee through the completion date. You will not be an “eligible employee” for purposes of this offer if you cease to be an active employee for any reason prior to the completion of the offer, including a termination of your employment by reason of retirement, disability, death or for cause. You will not be considered to be an “active employee” if you are (i) on a leave that will result in a termination of employment with Aware or its subsidiary, (ii) have provided a notice of resignation to Aware or its subsidiary, or (iii) have received a notice of termination of employment from Aware or its subsidiary. Our executive officers and members of our board of directors, who are listed on Schedule A to this Offer to Exchange, are not eligible to participate in the Stock Option Exchange Program.

To receive a Stock Award grant, you must remain in continuous service to Aware or its subsidiary through the completion date. If you do not provide continuous service to Aware or its subsidiary through the completion date, you will keep your current eligible options and they will vest and expire in accordance with their existing terms. If the offering period is extended and the completion date delayed, then the Stock Award grants will be correspondingly delayed.

Except as provided by applicable law and/or any employment agreement between you and Aware, your employment with Aware or its subsidiary remains “at-will” and can be terminated by you or Aware at any time, with or without cause or notice. Participation in Aware’s equity plans is entirely voluntary, and the benefits afforded under the plans do not form an employment contract with Aware or any of its affiliates. The grant of a Stock Award in connection with the Offer to Exchange is a one-time benefit and will not provide you with the right to receive any future equity award grants under Aware’s equity plans or otherwise. In order to receive the New Shares subject to a Stock Award, you must provide continuous service to Aware or its subsidiary through the date of issuance and execute an unrestricted stock award agreement.

Only eligible options will be accepted for exchange in the option exchange. An “eligible option” must meet all of the following criteria:

●	the option is held by an eligible employee;

●	the options have a per share exercise price equal to or greater than $2.24, which was the last sale price of our shares of common stock on December 9, 2009, as reported on the Nasdaq Global Market;

●	the options were granted under one of our existing equity incentive plans;

●	the options are outstanding and unexercised as of the completion date of the Offer to Exchange;

●	the options were not granted on September 8, 2004 or May 23, 2006; and

●	the options were not granted before January 1, 2001 or after December 4, 2007.

An option will not be eligible for exchange (and any election with regard to such option will be disregarded), if, on the completion date, the per share exercise price of the option is less than the per share last sale price of Aware’s common stock, as reported on the Nasdaq Global Market.

Section 2.  Award Granted in the Option Exchange; Number of New Shares; Completion Date.

Aware will be granting Stock Awards to eligible employees in exchange for the cancellation of eligible options. If you elect to participate in the option exchange, you will receive a Stock Award for the right to receive New Shares in exchange for the cancellation of your eligible options.

The table below sets forth the exchange ratios to be used based on the grant date of your eligible options. Please note that the exchange ratios apply to each of your eligible options separately, on a grant-by-grant basis. This means that the various eligible options you have been granted may be subject to different exchange ratios.

Grant Date	Exercise Price	Number of Eligible Options to be Exchanged for each New Share
5/17/2001	$8.07	118.7
7/19/2001	$7.42	67.7
9/21/2001	$3.74	11.7
12/10/2001	$5.55	15.2
2/26/2002	$6.93	17.3
7/5/2002	$3.39	5.4
10/14/2003	$3.27	4.1
12/9/2004	$4.95	4.9
2/9/2005	$6.07	5.4
5/24/2005	$4.98	4.4

11/3/2005	$6.87	4.7
11/10/2005	$6.00	4.4
9/7/2006	$5.30	6.8
10/2/2006	$5.63	7.0
12/4/2006	$5.05	6.0
5/31/2007	$5.29	2.8
9/6/2007	$4.42	2.6

The exchange ratios have been set based upon the grant date and expiration date of the eligible options because these two variables have a significant influence on the fair value of the eligible options. In each case, the exchange ratios have been calculated in a manner intended to result in the New Shares to be issued in the option exchange having a fair value less than or equal to the fair value of the eligible options surrendered in the option exchange.

For purposes of applying the exchange ratios, fractional New Shares will be rounded down to the nearest whole New Share on a grant-by-grant basis. Fractional New Shares will not be granted in the option exchange.

Example

Using the table above, if one of the eligible options you elect to exchange was granted on November 10, 2005 and allows you to purchase 3,000 shares of Aware common stock, you will receive on the completion date a Stock Award for the right to receive 681 New Shares. To calculate this amount, divide the 3,000 shares subject to the eligible option by 4.4 (the exchange ratio for an eligible option with a grant date of November 10, 2005) and round down to the nearest whole New Share.

Participation in this offer is completely voluntary. If you elect to participate in this offer, you must exchange all of your eligible options. No partial exchanges of an eligible option grant will be permitted, except that if you exercised a portion of an eligible option grant prior to the commencement of this offer, only the portion of the option grant which has not yet been exercised will be eligible to be exchanged.

For example, if you hold (1) an eligible option grant to purchase 1,000 shares, 700 of which you have already exercised, (2) an eligible option grant to purchase 1,000 shares, and (3) an eligible option grant to purchase 3,000 shares, you must choose to exchange all of the three eligible option grants or none at all.

All eligible options that are properly surrendered in the option exchange and accepted by us for exchange pursuant to this offer will be cancelled as of the completion date, and eligible options elected for exchange will no longer be exercisable after that time. A Stock Award will be granted in exchange for the exchanged options as of the completion date.

The completion date will be 12:00 midnight, New York City time, on January 12, 2010, unless we extend the offer at our sole discretion. If we extend the offer, the completion date will refer to the latest time and date at which the extended offer expires. See Section 15 of this Offer to Exchange for a description of our rights to extend, terminate and amend the offer.

Section 3.  Purposes of the Offer and Reasons for Structure of the Offer.

The purpose of this offer is to restore the incentive benefits of our equity awards and to reduce our equity award “overhang”. We granted the currently outstanding options to attract and retain the best available personnel and to provide additional incentive to our employees. We and other technology companies have been impacted by the global economic downturn, as well as other macroeconomic factors. As a result of these factors, some of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price for our stock. These options are commonly referred to as being “underwater.” The Stock Awards and New Shares may provide more meaningful incentive to our employees than the exchanged options and better align the interests of our employees and stockholders to maximize stockholder value.

In determining how to increase the motivational value of equity awards for employees, different alternatives were considered. The structure of the offer was chosen as it provides the further benefit of reducing the overhang represented by the outstanding eligible options. Although the currently outstanding options are not likely to be exercised as long as our stock price is lower than the applicable exercise price, they will remain on our books with the potential to dilute stockholders’ interests for up to the full term of the options unless they are surrendered or cancelled. The Stock Option Exchange Program will help to remedy the fact that we are obligated to recognize compensation expense for the underwater options, even though they are not providing their intended incentive and retention benefits, which we feel is not an efficient use of our resources.

Except as otherwise disclosed in this Offer to Exchange, including those documents filed with the SEC and incorporated by reference herein, we currently have no plans, proposals, or negotiations that relate to or would result in:

●	any extraordinary transaction, such as a merger, reorganization or liquidation, involving us or our subsidiary;

●	any purchase, sale or transfer of a material amount of our or our subsidiary’s assets;

●	any material change in our present dividend rate or policy, or our indebtedness or capitalization;

●
any change in our present board of directors or management, including, but not limited to, any plans or proposals to change the number or the term of directors or to fill any existing board vacancies or to change any executive officer’s material terms of employment;

●	any other material change in our corporate structure or business;

●	our common stock being delisted from Nasdaq;

●	our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”);

●	the suspension of our obligation to file reports pursuant to Section 15(d) of the Exchange Act;

●
the acquisition by any person of an additional amount of our securities or the disposition of an amount of any of our securities, except for our previously announced share repurchase program to purchase up to $10 million of our common stock that we commenced in August 2007, which we will not be utilizing during the exchange offer, but we may make purchases pursuant to the repurchase program in the future; or

●	any change in our charter, bylaws or other governing instruments or any actions that may impede the acquisition of control of us by any person.

Section 4.  Procedures for Electing to Exchange Options.

Proper election to exchange options.

Participation in this offer is voluntary. If you choose to participate in this offer, you must complete, sign and submit your Election Form to Steven SanSoucie before 12:00 midnight, New York City time, on the completion date, which is expected to be January 12, 2010.

If you hold more than one individual eligible option grant, you must choose to exchange either all or none of your individual eligible option grants. No elections to exchange options on a grant-by-grant basis will be permitted. For a summary of your outstanding eligible options, please refer to your individualized option exchange statement which, among other things, lists your outstanding eligible option grants, the grant date of your eligible options, the expiration date of your eligible options, the exercise price of your eligible options, the number of outstanding shares subject to your outstanding eligible options, and the number of New Shares you would have a right to receive in exchange for each eligible option.

Your election to participate becomes irrevocable at 12:00 midnight, New York City time, on the completion date, which is January 12, 2010 unless the offer is extended, in which case your election will become irrevocable after the new completion date. You may change your mind after you have submitted an Election Form and withdraw from the offer at any time before 12:00 midnight, New York City time, on the completion date, as described in Section 5. You may change your mind as many times as you wish, but you will be bound by the last properly submitted Election Form  or Withdrawal Form we receive before 12:00 midnight, New York City time, on the completion date.

Only Election Forms that are complete and actually received by Aware by 12:00 midnight, New York City time, on the completion date will be accepted.

This is a one-time offer, and we will strictly enforce the offering period, subject only to any extension, which we may grant in our sole discretion.

Our receipt of your Election Form is not by itself an acceptance of your eligible options for exchange. For purposes of this offer, we will be deemed to have accepted options for exchange that are validly elected to be exchanged and are not properly withdrawn as of the time when we give oral or written notice to the option holders generally of our acceptance of options for exchange. We may issue this notice of acceptance by press release, email or other form of communication. Eligible options accepted for exchange will be cancelled as of the completion date.

We will determine, in our sole discretion, all questions as to the validity, form, eligibility (including time of receipt) and acceptance of any eligible option grants. We reserve the right to reject any Election Form or any eligible option grants elected to be exchanged that we determine are not in appropriate form or that we determine are unlawful to accept. Neither we nor any other person is obligated to give notice of any defects or irregularities in any Election Forms, nor will anyone incur any liability for failure to give any notice. No surrender of eligible option grants will be deemed to have been properly made until all defects or irregularities have been cured by the tendering holder of the eligible option grants or waived by us. Subject to any order or decision by a court or arbitrator of competent jurisdiction, our determination of these matters will be final and binding on all parties. Subject to Rule 13e-4 under the U.S. Securities Exchange Act of 1934, as amended, we also reserve the right to waive any of the conditions of the offer or any defect or irregularity in any surrender with respect to any particular eligible options or any particular eligible employee.

Our acceptance constitutes an agreement.

Your election to exchange options through the procedures described above constitutes your acceptance of the terms and conditions of this offer, and will be controlling, absolute and final, subject to your withdrawal rights under the offer as described in Section 5 of this Offer to Exchange and our acceptance of your surrendered eligible options in accordance with the offer as described in Section 6 of the Offer to Exchange. Our acceptance of your options for exchange will constitute a binding agreement between Aware and you upon the terms and subject to the conditions of this offer.

Section 5.  Withdrawal Rights and Change of Election.

You may withdraw the options that you previously elected to exchange only in accordance with the provisions of this section.

You may withdraw the options that you previously elected to exchange at any time before 12:00 midnight, New York City time, on the completion date, which is expected to be January 12, 2010. If we extend the offer, you may withdraw your options at any time until the extended completion date. To withdraw the options that you previously elected to exchange, you must complete and submit a Withdrawal Form to Steven SanSoucie before 12:00 midnight, New York City time, on the completion date.

If you withdraw your eligible option grants, you may re-elect to exchange the withdrawn eligible option grants again at any time before 12:00 midnight, New York City time, on the completion date. All eligible option grants that you withdraw will be deemed not properly tendered for purposes of the offer, unless you properly re-elect to exchange such eligible option grants before 12:00 midnight, New York City time, on the completion date. To re-elect to exchange your eligible option grants, you must submit a new Election Form to Aware before 12:00 midnight, New York City time, on the completion date by following the procedures described in Section 4 of this Offer to Exchange. This new Election Form must be properly completed and submitted. Any prior Election Form or Withdrawal Form will be disregarded.

You may change your mind as many times as you wish, but you will be bound by the last properly submitted Election Form or Withdrawal Form we receive before 12:00 midnight, New York City time, on the completion date.

We will determine, in our sole discretion, all questions as to the validity, form, eligibility (including time of receipt) and acceptance of any eligible option grants. We reserve the right to reject any Election Form or any eligible option grants elected to be exchanged that we determine are not in appropriate form or that we determine are unlawful to accept. Neither we nor any other person is obligated to give notice of any defects or irregularities in any Election Forms, nor will anyone incur any liability for failure to give any notice. No surrender of eligible option grants will be deemed to have been properly made until all defects or irregularities have been cured by the tendering holder of the eligible option grants or waived by us. Subject to any order or decision by a court or arbitrator of competent jurisdiction, our determination of these matters will be final and binding on all parties. Subject to Rule 13e-4 under the Exchange Act we also reserve the right to waive any of the conditions of the offer or any defect or irregularity in any surrender with respect to any particular eligible stock options or any particular eligible employee. Although we intend to accept all validly tendered options promptly after the expiration of this offer, if we have not accepted your options within 40 business days of the commencement of this offer, you may withdraw your tendered options at any time thereafter.

Section 6.  Acceptance of Options for Exchange; Grant of Stock Awards.

Upon the terms and conditions of this offer, effective as of the completion date, we will accept for exchange and cancel all eligible option grants properly elected for exchange and not validly withdrawn before 12:00 midnight, New York City time, on the completion date, which is expected to be January 12, 2010. Once the eligible options are cancelled, you no longer will have any rights with respect to those options. Subject to the terms and conditions of this offer, if your eligible options are properly tendered by you for exchange and accepted by us, these options will be cancelled as of the completion date.

Subject to our rights to terminate the offer, discussed in Section 15 of this Offer to Exchange, effective as of the completion date, we will accept all properly tendered options that are not validly withdrawn. We will give oral or written notice to the option holders generally of our acceptance for exchange of eligible options. This notice may be made by press release, email or other method of communication.

We will grant Stock Awards on the completion date. We expect the completion date to be January 12, 2010. However, if the offer is extended and the completion date delayed, the Stock Award grants will be correspondingly delayed.

The Stock Awards will be granted under the 2001 Plan and will be subject to the terms and conditions of an unrestricted stock award agreement between you and Aware. The number of New Shares you will have the right to receive under the Stock Award will be determined in accordance with the grant date and expiration date of your exchanged options as described in Section 2 of this Offer to Exchange. You will receive your unrestricted stock award agreement within approximately five business days after the expiration of the offer. You will receive the New Shares subject to the Stock Award within approximately five business days after receipt of your executed unrestricted stock award agreement.

Options that we do not accept for exchange will remain outstanding until they are exercised or expire by their existing terms and will retain their current exercise price, current vesting schedule and other current terms and conditions.

Section 7.  Conditions of the Offer.

Notwithstanding any other provision of this offer, we will not be required to accept any options tendered for exchange, and we may terminate the offer or postpone our acceptance and cancellation of any options tendered for exchange (in each case, subject to Rule 13e-4(f)(5) under the Exchange Act), if at any time on or after the commencement date and before the completion date, any of the following events shall have occurred, or shall have been determined by us, in our reasonable judgment, to have occurred, other than by actions or omissions to act by us:

●	any general suspension of trading in, or limitation on prices for, our securities on any national securities exchange or in an over-the-counter market in the United States;

●	the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or abroad;

●
any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, might affect the extension of credit to us by banks or other lending institutions in the United States or abroad;

●
in our reasonable judgment, any extraordinary or material adverse change in U.S. financial markets generally, including without limitation a decline of at least 10% in either the Dow Jones Industrial Average, the Nasdaq Index or the Standard & Poor’s 500 Index measured during any time period after the date of commencement of the offer;

●
any significant change in the market price of the shares of our common stock or any changes in the general political, market, economic or financial conditions in the United States or abroad that have resulted or are reasonably likely to result in a material adverse effect on our business, condition (financial or other), operating results, operations or prospects or on the trading in our common stock;

●
the commencement, continuation, or escalation of a war or other national or international calamity which reasonably could be expected to affect materially or adversely, or to delay materially, the completion of the offer;

●
if any of the situations described above existed at the time of commencement of the offer and that situation, in our reasonable judgment, deteriorates or worsens materially after commencement of the offer;

●	a written threat, instituted or pending action, proceeding or litigation seeking to enjoin, make illegal or delay completion of the offer or otherwise relating in any manner, to the offer;

●
any order, stay, judgment or decree is issued by any court, government, governmental authority or other regulatory or administrative authority and is in effect, or any statute, rule, regulation, governmental order or injunction will have been proposed, enacted, enforced or deemed applicable to us or the offer, any of which might restrain, prohibit or delay completion of the offer or impair the contemplated benefits of the offer to us (see Section 3 of this Offer to Exchange for a description of the contemplated benefits of the offer to us);

●
a tender or exchange offer, other than this offer by us, for some or all of our shares of outstanding common stock, or a merger, acquisition or other business combination proposal involving us, will have been proposed, announced or made by another person or entity or will have been disclosed publicly or we will have learned that:

o
any person, entity or “group” within the meaning of Section 13(d)(3) of the Exchange Act acquires more than 5% of our outstanding shares of stock, other than a person, entity or group which had publicly disclosed such ownership with the SEC prior to the date of commencement of the offer,

o	any such person, entity or group which had publicly disclosed such ownership prior to such date will acquire additional shares constituting more than 1% of our outstanding shares, or

o
any new group will have been formed that beneficially owns more than 5% of our outstanding shares that in our judgment in any such case, and regardless of the circumstances, makes it inadvisable to proceed with the offer or with such acceptance for exchange of eligible options;

●
there will have occurred any change, development, clarification or position taken in generally accepted accounting principles that could or would require us to record for financial reporting purposes compensation expense against our earnings in connection with the offer, other than as contemplated as of the commencement date of this offer (as described in Section 12 of this Offer to Exchange;

●
any event or events occur that have resulted or may result, in our reasonable judgment in a material impairment of the contemplated benefits of the offer to us (see Section 3 of this Offer to Exchange for a description of the contemplated benefits of the offer to us); or

●
any rules or regulations by any governmental authority, Nasdaq, or other regulatory or administrative authority or any national securities exchange have been enacted, enforced, or deemed applicable to Aware that directly or indirectly challenge the making of this Offer to Exchange, the acquisition of some or all of the options elected for exchange pursuant to this Offer to Exchange or the issuance of New Shares pursuant to this Offer to Exchange.

       If any of the above events occur, we may, in our sole discretion:

●	terminate the offer and promptly return all tendered eligible options to tendering holders;

●	complete and/or extend the offer and, subject to your withdrawal rights, retain all tendered eligible options until the extended offer expires;

●	amend the terms of the offer; or

●	waive any unsatisfied condition and, subject to any requirement to extend the period of time during which the offer is open, complete the offer.

       The conditions to this offer are for our benefit. We may assert them in our sole discretion regardless of the circumstances giving rise to them before the completion date. We may waive any condition to this offer, in whole or in part, at any time and from time to time before the completion date, in our discretion, whether or not we waive any other condition to this offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights but will be deemed a waiver of our ability to assert the condition that was triggered with respect to the particular circumstances under which we failed to exercise our rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this Section 7 may be challenged only in a court of competent jurisdiction. A nonappealable determination with respect to such matter by a court of competent jurisdiction will be final and binding upon all persons.

Section 8.  Price Range of Shares Underlying the Options.

       The shares of Aware common stock underlying your options are listed and principally traded on the Nasdaq Global Market under the symbol “AWRE.” The following table shows the high and low sales price per share of our common stock as reported on the Nasdaq Global Market for the periods indicated from January 1, 2007 to December 9, 2009.

	High	Low
Year Ending December 31, 2009:
First Quarter ended March 31, 2009	$2.35	$1.60
Second Quarter ended June 30, 2009	2.99	1.83
Third Quarter ended September 30, 2009	3.02	2.25
Fourth Quarter through December 9, 2009	2.58	1.94

Year Ended December 31, 2008:
First Quarter ended March 31, 2008	$4.30	$3.65
Second Quarter ended June 30, 2008	3.96	2.85
Third Quarter ended September 30, 2008	3.39	2.43
Fourth Quarter ended December 31, 2008	2.96	1.58

Year Ended December 31, 2007:
First Quarter ended March 31, 2007	$6.25	$4.95
Second Quarter ended June 30, 2007	6.50	4.98
Third Quarter ended September 30, 2007	6.74	3.67
Fourth Quarter ended December 31, 2007	5.48	4.01

       As of December 9, 2009, the last sale price of our shares, as reported on the Nasdaq Global Market, was $2.24 per share. As of December 9, 2009, there were 19,807,128 outstanding shares of Aware common stock.

       Among other things, you should evaluate current market quotations for shares of our common stock before deciding whether or not to accept this offer.

Section 9.  Source and Amount of Consideration; Terms of Stock Awards.

Consideration.

       We will grant a Stock Award in exchange for eligible options properly elected to be exchanged by you and accepted by us for exchange. Stock Awards are equity awards under which Aware promises to issue New Shares, provided the issuance criteria are satisfied. Subject to the terms and conditions of this offer, upon our acceptance of your properly tendered eligible options, you will be entitled to receive a Stock Award for the right to receive New Shares based on the grant date and expiration date of your exchanged options as described in Section 2 of this Offer to Exchange. Fractional New Shares will be rounded down to the nearest whole New Share. Fractional New Shares will not be granted in the option exchange. You do not have to make any cash payment to Aware to receive your Stock Award. You also do not have to make any cash payment to Aware to receive the New Shares at the time of issuance. However, the receipt of New Shares, in general, will be subject to taxation as described in Section 14 of this Offer to Exchange. In addition, you will incur brokerage fees if you decide to sell any New Shares issued to you.

       If we receive and accept tenders from eligible employees of all options eligible to be tendered, options to purchase an aggregate of 1,129,555 shares would be surrendered and we will grant Stock Awards covering a total of approximately 247,232 New Shares, which would be approximately 1.25% of the total shares of Aware common stock outstanding as of December 9, 2009.

General Terms of Stock Awards.

The Stock Awards will be granted under the 2001 Plan and will be subject to an unrestricted stock award agreement between you and Aware. Stock Awards are a different type of equity award than stock options and, therefore, the terms and conditions of the Stock Awards will vary from the terms and conditions of the eligible options that you tendered for exchange, but such changes generally will not substantially and adversely affect your rights. The current 2001 Plan and form of unrestricted stock award agreement for the 2001 Plan are included as exhibits to the Schedule TO, which is available on the SEC website at www.sec.gov.

The following description summarizes the material terms of the 2001 Plan. Our statements in this Offer to Exchange concerning the 2001 Plan and Stock Awards are merely summaries and do not purport to be complete. The statements are subject to, and are qualified in their entirety by reference to, the 2001 Plan and the form of unrestricted stock award agreement under the 2001 Plan. Each of these documents is included as an exhibit to the Schedule TO, which is available on the SEC website at www.sec.gov. We will promptly furnish to you copies of these documents upon request at our expense.

2001 Nonqualified Stock Plan.

The 2001 Plan permits the granting of nonqualified stock options, restricted stock, unrestricted stock, and performance shares. As of December 13, 2009, the number of shares subject to equity awards outstanding under the 2001 Plan was 3,859,129. The maximum number of shares reserved for issuance under the 2001 Plan will be reduced by one share for every share subject to an award granted under the 2001 Plan. The 2001 Plan is administered by the Compensation Committee of our board of directors. Subject to the other provisions of the 2001 Plan, our Compensation Committee has the power to determine the terms, conditions and restrictions of the awards granted under the plan, including the number of shares subject to an award and the vesting criteria.

Issuance of New Shares.

Each Stock Award will represent a right to receive New Shares pursuant to an unrestricted stock award agreement. If you decide to exchange your eligible options, your New Shares will be issued within approximately five business days after receipt of your executed unrestricted stock award agreement.

Form of payout.

New Shares subject to a Stock Award will only be issued if the holder remains an active employee under the terms and conditions of the applicable unrestricted stock award agreement, the relevant terms of the 2001 Plan and other relevant Aware policies, as each may be amended from time to time. We will satisfy all tax withholding in the manner specified in your unrestricted stock award agreement.

Adjustments upon certain events.

Events Occurring Before the Grant Date. If we merge or consolidate with or are acquired by another entity prior to the completion date, you may choose to withdraw any options which you tendered for exchange and your options will be treated in accordance with the applicable plan and option agreement under which they were granted. Further, if Aware is acquired prior to the completion date, we reserve the right to withdraw the offer, in which case your options and your rights under them will remain intact and exercisable for the time period set forth in your option agreement and you will receive no Stock Award in exchange for them. If Aware is acquired prior to the completion date but does not withdraw the offer, we (or the successor entity) will notify you of any material changes to the terms of the offer or the Stock Award, including any adjustments to the purchase price or exercise price and number of shares that will be subject to the Stock Award. Under such circumstances, the type of security and the number of shares covered by your Stock Award would be adjusted based on the consideration per share given to holders of our shares in connection with the acquisition. Because of this adjustment, you may receive a Stock Award covering more or fewer shares of the acquiror’s shares than the number of shares subject to the eligible options that you tendered for exchange or than the number you would have received pursuant to the Stock Award if no acquisition had occurred.

A transaction involving us, such as a merger or other acquisition, could have a substantial effect on our stock price, including significantly increasing the price of our shares. Depending on the structure and terms of this type of transaction, option holders who elect to participate in the offer might be deprived of the benefit of the appreciation in the price of our shares resulting from the merger or acquisition. This could result in a greater financial benefit for those eligible employees who did not participate in this offer and retained their original options.

Finally, if another company acquires us, that company, as part of the transaction or otherwise, may decide to terminate some or all of our employees before the completion of this Stock Option Exchange Program. Termination of your employment for this or any other reason before the grant date means that the tender of your eligible options will not be accepted, you will keep your tendered options in accordance with their existing terms, and you will not receive a Stock Award or other benefit for your tendered options.

Events Occurring After the Grant Date. In the event of any change resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of our shares, or any other change in the number of issued shares of Aware common stock effected without receipt of consideration by us, our Compensation Committee shall proportionately adjust the number of shares subject to outstanding Stock Awards granted under the 2001 Plan, as well as the number of shares that have been authorized for issuance under the 2001 Plan, but as to which no awards have been granted.

Under the 2001 Plan, in the event of a merger, consolidation, dissolution or liquidation, our Compensation Committee may, in its sole discretion, determine the effect that such a transaction may have upon each outstanding award granted under the 2001 Plan.

Transferability of Stock Awards.

A Stock Award generally may not be transferred, other than by will or the laws of descent and distribution, unless our Compensation Committee indicates otherwise in your unrestricted stock award agreement. In the event of your death, any person who acquires your Stock Award by bequest or inheritance may be issued the New Shares subject to the Stock Award.

Registration and sale of shares underlying Stock Awards.

All of the New Shares issuable under the Stock Awards have been registered under the U.S. Securities Act of 1933, as amended, or the Securities Act, on registration statements on Form S-8 filed with the SEC. Unless you are an employee who is considered an affiliate of Aware for purposes of the Securities Act, you will be able to sell the New Shares free of any transfer restrictions under applicable U.S. securities laws. Any sale of New Shares will be subject to compliance with Aware’s black-out policies, which prohibit employees from trading in Aware common stock during certain periods.

U.S. Federal income tax consequences.

You should refer to Section 14 of this Offer to Exchange for a discussion of the U.S. federal income tax consequences of the Stock Awards and exchanged options, as well as the consequences of accepting or rejecting this offer. We strongly recommend that you consult with your personal legal counsel, accountant, financial, and/or tax advisor(s) to discuss the consequences to you of this transaction.

Section 10. Information Concerning Aware.

Aware, a Massachusetts corporation, is a veteran of the imaging and biometrics industry, providing software components used in systems worldwide since 1992. Aware’s interoperable, standard-compliant, field-proven imaging products are used in a number of applications, from medical imaging to border management and criminal justice. Aware is also a leading technology supplier for the telecommunications industry. For more than ten years, Aware has pioneered innovations at telecommunications standards-setting organizations for DSL and home networking and continues to develop and market DSL test and diagnostics products. Telecom equipment vendors and phone companies use Aware’s DSL test and diagnostics modules and Dr. DSL software to help provision DSL circuits globally.

Our executive offices are located at 40 Middlesex Turnpike, Bedford, Massachusetts 01730, and our telephone number is (781) 276-4000. You may find additional information on our website located at www.aware.com. The information contained on our website or connected to our website is not incorporated by reference into this Offer to Exchange and should not be considered part of this Offer to Exchange.

       The financial information included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, and our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2009, June 30, 2009 and September 30, 2009 are incorporated herein by reference. Schedule B of this Offer to Exchange is a summary of our financial statements from our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 and our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2009. More complete financial information may be obtained by accessing our public filings with the SEC by following the instructions in Section 17 of this Offer to Exchange.

       We had a book value of $2.13 per share as of September 30, 2009 (calculated using the book value of $42,200,719 as of September 30, 2009 divided by the number of outstanding shares of 19,782,128 as of September 30, 2009).

       The following table sets forth our ratio of earnings to fixed charges for the periods specified:

       Ratio of Earnings to Fixed Charges

	Year Ended		Nine Months Ended
(in thousands, except of ratios of earnings to fixed charges)	December 31, 2008	December 31, 2007	September 30, 2009 (Unaudited)
Income Before Provision For Income Taxes	$1,792	$186	$(4,846)
Add: Fixed Charges	0	0	0

Earnings (1)	$1,792	$186	$(4,846)

Fixed Charges (2)	$0	$0	$0

Ratio of Earnings to Fixed Charges	n/a	n/a	n/a

(1)	Earnings consist of income before provision for income taxes.

(2)	Fixed Charges consist of interest expense.

Section 11. Interests of Directors and Executive Officers; Transactions and Arrangements Concerning the Options.

A list of our current directors and executive officers as of December 13, 2009 is attached to this Offer to Exchange as Schedule A. Our executive officers and members of our board of directors may not participate in this offer. As of December 13, 2009, our executive officers and directors (8 persons) as a group held options unexercised and outstanding under our equity incentive plans to purchase a total of 3,645,636 of our shares of common stock, which represented approximately 60.5% of the shares subject to all options outstanding under our equity incentive plans as of that date.

The table below sets forth the beneficial ownership of each of our current executive officers and directors of options outstanding as of December 13, 2009. The percentages in the tables below are based on the total number of outstanding options (i.e., whether or not eligible for exchange) to purchase our common stock under all of our equity incentive plans, which was 6,023,659 as of December 13, 2009.

Name of Beneficial Owner	Number of Options Outstanding	Percentage of Total Outstanding Options
Executive Officers
Michael A. Tzannes, Chairman, Chief Executive Officer and Director	1,583,552	21.5%
Edmund C. Reiter, President and Director	1,201,835	16.3%
Richard P. Moberg, Chief Financial Officer	212,000	2.9%

Directors
G. David Forney, Jr.	146,599	2.0%
John K. Kerr	244,750	3.3%
Adrian F. Kruse	138,200	1.9%
Mark G. McGrath	87,700	1.2%
Charles K. Stewart	31,000	0.4%

All directors and executive officers as a group (8 persons)	3,645,636	49.4%

       Neither we, nor, to the best of our knowledge, any of our executive officers or directors, nor any affiliates of ours, were engaged in transactions involving options to purchase our common stock during the past sixty (60) days before the date hereof.

       Except as otherwise described in this Offer to Exchange or in our filings with the SEC, and other than outstanding stock options and other stock awards granted from time to time to our executive officers and directors under our equity incentive plans, neither we nor, to the best of our knowledge, any of our executive officers or directors is a party to any agreement, arrangement or understanding with respect to any of our securities, including, but not limited to, any agreement, arrangement or understanding concerning the transfer or the voting of any of our securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.

Section 12. Status of Options Acquired by Us in the Offer; Accounting Consequences of the Offer .

       Options that we accept for exchange through the offer will be cancelled and will not be returned to the pool of shares available for grants of new awards under our equity incentive plans.

       Under the provisions of Accounting Standards Codification 718 (formerly known as Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (Revised) (share-based payment (“SFAS 123(R)”))), we expect to recognize the incremental compensation cost of the New Shares issued in connection with the option exchange, if any. If there is any incremental compensation cost, it will be measured as the excess, if any, of the fair value of each New Share granted to employees in exchange for exchanged options, measured as of the date the Stock Awards are granted, over the fair value of the exchanged options, at the time the exchange ratios were set. The unamortized compensation expense from the exchanged options and incremental compensation expense, if any, associated with the New Shares under the option exchange will be recognized when the New Shares are issued.

Section 13. Legal Matters; Regulatory Approvals.

       We are not aware of any license or regulatory permit that appears to be material to our business that might be affected adversely by our exchange of options and grant of Stock Awards as contemplated by the offer, or any Nasdaq listing requirements that would be required for the acquisition or ownership of Stock Awards or the New Shares subject thereto as contemplated herein. Should any additional approval or other action be required, we presently contemplate that we will seek such approval or take such other action. We cannot assure you that any such approval or other action, if needed, could be obtained or what the conditions imposed in connection with such approvals would entail or whether the failure to obtain any such approval or other action would result in adverse consequences to our business. Our obligation under the offer to accept tendered options for exchange and to grant Stock Awards for exchanged options is subject to the conditions described in Section 7 of this Offer to Exchange.

Section 14.  Material Income Tax Consequences.

Material U.S. federal income tax consequences.

The following is a summary of the material U.S. federal income tax consequences of the exchange of options for Stock Awards pursuant to the offer for those eligible employees subject to U.S. federal income tax. This discussion is based on the United States Internal Revenue Code, its legislative history, treasury regulations promulgated thereunder, and administrative and judicial interpretations as of the date of this Offer to Exchange, all of which are subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible employees. This summary does not address applicable state or local taxes to which you may be subject.

Eligible employees who exchange outstanding options for Stock Awards generally will not be required to recognize income for U.S. federal income tax purposes on the exchanged options at the time of the exchange. However, please refer to the tax discussion below regarding a discussion of the tax consequences of receiving Stock Awards or the New Shares subject thereto in connection with the option exchange.

We strongly recommend that you consult your personal legal counsel, accountant, financial, and/or tax advisor(s) with respect to the federal, state, local and foreign tax consequences of participating in the offer, as the tax consequences to you are dependent on your individual tax situation.

New Shares.

If you are a U.S. taxpayer, you generally will not recognize taxable income at the time you are granted a Stock Award. Instead, you will recognize ordinary income at the time that the unissued New Shares under the Stock Award are issued to you, at which time Aware generally will have an obligation to withhold applicable federal and state income taxes as well as social security taxes. The amount of ordinary income you recognize will equal the fair market value of the New Shares at the time that the shares are issued to you, and you will have a basis in the New Shares equal to that fair market value. We will satisfy all tax withholding obligations in the manner specified in your unrestricted stock award agreement. We generally will be entitled to a corporate tax deduction equal to the amount of ordinary income taxable to you.

Any gain or loss you recognize upon the sale or exchange of New Shares that you acquire through a Stock Award grant generally will be treated as capital gain or loss and will be long-term or short-term depending upon how long you hold the New Shares. New Shares that were held more than 12 months are subject to long-term capital gain or loss, while New Shares that were held 12 months or less are subject to short-term capital gain or loss.

Incentive stock options.

Incentive stock options that constitute eligible options have only been granted under the Aware, Inc. 1996 Stock Option Plan. Under current U.S. tax law, if you are a U.S. taxpayer, you will not recognize taxable income upon the grant of an incentive stock option. In addition, you generally will not recognize taxable income upon the exercise of an incentive stock option. However, your alternative minimum taxable income will be increased by the amount that the aggregate fair market value of the shares received upon exercise of the stock option exceeds the aggregate exercise price of the option, unless the disposition of the shares occurs in the same taxable year as the exercise of the option. Except in the case of your death or disability, if an option is exercised more than three (3) months after your termination of employment, the option ceases to be treated as an incentive stock option and is subject to taxation under the rules that apply to nonstatutory stock options.

If you sell the option shares acquired upon exercise of an incentive stock option, the tax consequences of the disposition depend upon whether the disposition is qualifying or disqualifying. The disposition of the option shares is qualifying if it is made:

●	more than two years after the date the incentive stock option was granted; and

●	more than one year after the date the incentive stock option was exercised.

If the disposition of the option shares is qualifying, any excess of the sale price of the option shares over the exercise price of the option will be treated as long-term capital gain taxable to you at the time of the sale. Any such capital gain will be taxed at the long-term capital gain rate in effect at the time of sale.

If the disposition is not qualifying, which we refer to as a “disqualifying disposition,” the following tax treatment can result:

●	For a sale at an amount below the amount you paid for the shares upon option exercise, you will not recognize any ordinary income, and your loss on the sale will be a capital loss.

●
For a sale at an amount above the amount you paid for the shares upon option exercise, but not higher than the value of the shares as of the date you exercised the option, your gain on the sale will be ordinary income (not capital gain).

●
If you sell your shares at a price that is higher than the value of the shares as of the date you exercised the option, the difference between the value of the shares as of the exercise date and the amount you paid for the shares upon option exercise will be ordinary income, and any additional gain will be capital gain (which may be long-term or short-term depending on how long you held the stock).

Unless you engage in a disqualifying disposition, we will not be entitled to a corporate tax deduction with respect to an incentive stock option. If you engage in a disqualifying disposition, we generally will be entitled to a corporate tax deduction equal to the amount of ordinary income taxable to you.

If this offer is open for thirty (30) or more calendar days, incentive stock options held by eligible employees who do not participate in this offer will be considered to have been modified as of the date this offer commenced, which will be considered a new date of grant for purposes of determining whether the employee will receive favorable U.S. tax treatment with respect to the incentive stock options. As a result, if this offer is open for thirty (30) or more calendar days, in order to receive favorable U.S. tax treatment with respect to any such incentive stock option, you must not dispose of any shares acquired with respect to the incentive stock option until the passage of more than two years from the commencement date (that is, more than two years from December 14, 2009) and more than one (1) year after the exercise of the option (even if you do not exchange your incentive stock options for a Stock Award). If these holding periods (and all other incentive stock option requirements) are met, the excess of the sale price of the option shares over the exercise price of the option will be treated as long-term capital gain.

Nonstatutory stock options.

Under current U.S. tax law, an option holder who is a U.S. taxpayer generally will not recognize taxable income upon the grant of a nonstatutory stock option. When you exercise a nonstatutory stock option, you generally will recognize ordinary income to the extent the fair market value (on the date of exercise) of the shares you receive is greater than the exercise price you pay, at which time Aware generally will have an obligation to withhold applicable federal and state income taxes as well as social security taxes. If the exercise price of a nonstatutory stock option is paid in shares of Aware common stock or a combination of cash and shares, the excess of the value (on the date of exercise) of the shares received over the value of the shares surrendered, or the cash and shares surrendered, generally will be ordinary income taxable to you. We generally will be entitled to a corporate tax deduction equal to the amount of ordinary income taxable to you.

Upon disposition of the shares, any gain or loss is treated as capital gain or loss. The capital gain or loss will be long-term or short-term depending on whether the shares were held by you for more than one (1) year. The amount of such gain or loss will be the difference between: (i) the amount realized upon the sale or exchange of the shares, and (ii) the fair market value of the shares at the time of option exercise.

Material Non-U.S. tax consequences.

The tax consequences for employees subject to income tax outside of the United States may differ from the U.S. federal income tax consequences summarized above and will depend on the tax rules and regulations in the applicable jurisdiction.

We strongly recommend that you consult your personal legal counsel, accountant, financial, and/or tax advisor(s) with respect to the federal, state, local and foreign tax consequences of participating in the offer.

Section 15. Extension of Offer; Termination; Amendment.

We reserve the right, in our sole discretion, at any time and regardless of whether or not any event listed in Section 7 of this Offer to Exchange has occurred or is deemed by us to have occurred, to extend the period of time during which the offer is open and delay the acceptance for exchange of any surrendered eligible options. If we elect to extend the period of time during which this offer is open, we will give you written notice of the extension and delay, as described below. If we extend the offer and delay the completion date, we also will extend your right to withdraw tenders of eligible options until such delayed completion date. In the case of an extension, we will issue a press release, email or other form of communication no later than 9:00 a.m., New York City time, on the next business day following the previously scheduled completion date.

We also reserve the right, in our discretion, before the completion date to terminate or amend the offer and to postpone our acceptance and cancellation of any options elected to be exchanged if any of the events listed in Section 7 of this Offer to Exchange occurs, by giving oral or written notice of the termination or postponement to you or by making a public announcement of the termination. Our reservation of the right to delay our acceptance and cancellation of options elected to be exchanged is limited by Rule 13e-4(f)(5) under the Exchange Act, which requires that we must pay the consideration offered or return the options promptly after termination or withdrawal of a tender offer.

Subject to compliance with applicable law, we further reserve the right, before the completion date, in our discretion, and regardless of whether any event listed in Section 7 of this Offer to Exchange has occurred or is deemed by us to have occurred, to amend the offer in any respect, including by decreasing or increasing the consideration offered in this offer to option holders or by decreasing or increasing the number of options being sought in this offer.

The minimum period during which the offer will remain open following material changes in the terms of the offer or in the information concerning the offer, other than a change in the consideration being offered by us or a change in amount of existing options sought, will depend on the facts and circumstances of such change, including the relative materiality of the terms or information changes. If we modify the number of eligible options being sought in this offer or the consideration being offered by us for the eligible options in this offer, the offer will remain open for at least ten business days from the date of notice of such modification. If any term of the offer is amended in a manner that we determine constitutes a material change adversely affecting any holder of eligible options, we promptly will disclose the amendments in a manner reasonably calculated to inform holders of eligible options of such amendment, and we will extend the offer’s period so that at least ten business days, or such longer period as may be required by the tender offer rules, remain after such change.

For purposes of the offer, a “business day” means any day other than a Saturday, Sunday or a U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

Section 16. Fees and Expenses.

We will not pay any fees or commissions to any broker, dealer or other person for soliciting the surrender of eligible options to be exchanged through this offer. You will be responsible for any expenses incurred by you in connection with your election to participate in the offer, including, but not limited to, any expenses associated with any personal legal counsel, accountant, financial, and/or tax advisor(s) consulted or retained by you in connection with this offer.

Section 17. Additional Information.

       This Offer to Exchange is part of a Tender Offer Statement on Schedule TO that we have filed with the SEC. This Offer to Exchange does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials that we have filed with the SEC before making a decision on whether to elect to exchange your options:

1.  Our Annual Report on Form 10-K for our fiscal year ended December 31, 2008, filed with the SEC on February 13, 2009;

       2.  Our definitive Proxy Statement on Schedule 14A for our 2009 annual meeting of stockholders, filed with the SEC on April 20, 2009;

       3.  Our Quarterly Report on Form 10-Q for our fiscal quarter ended March 31, 2009, filed with the SEC on May 6, 2009;

       4.  Our Quarterly Report on Form 10-Q for our fiscal quarter ended June 30, 2009, filed with the SEC on July 31, 2009;

5.  Our Quarterly Report on Form 10-Q for our fiscal quarter ended September 30, 2009, filed with the SEC on October 22, 2009;

       6.  Our Current Reports on Form 8-K filed with the SEC on March 5, 2009, May 26, 2009, September 15, 2009, October 20, 2009, November 13, 2009 and December 7, 2009; and

       7.  The description of our common stock contained in our registration statement on Form S-1 filed with the SEC on June 25, 1996, and any further amendment or report filed thereafter for the purpose of updating such description.

       These filings, our other annual, quarterly, and current reports, our proxy statements, and our other SEC filings may be examined, and copies may be obtained, at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. Our SEC filings also are available to the public on the SEC’s Internet site at www.sec.gov.

       Each person to whom a copy of this Offer to Exchange is delivered may obtain a copy of any or all of the documents to which we have referred you, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents, at no cost, by contacting Steven SanSoucie at Aware, Inc., 40 Middlesex Turnpike, Bedford, Massachusetts 01730.

       The information contained in this Offer to Exchange about us should be read together with the information contained in the documents to which we have referred you in making your decision as to whether or not to participate in this offer.

Section 18. Miscellaneous.

We are not aware of any jurisdiction where the making of the offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the offer is not in compliance with any applicable law, we will make a good faith effort to comply with such law.

We have not authorized any person to make any recommendation on our behalf as to whether you should elect to exchange or refrain from exchanging your options pursuant to the offer. You should rely only on the information in this document or documents to which we have referred you. We have not authorized anyone to give you any information or to make any representations in connection with the offer other than the information and representations contained in this Offer to Exchange and in the related offer documents. If anyone makes any recommendation or representation to you or gives you any information, you should not rely upon that recommendation, representation, or information as having been authorized by us.

Aware, Inc.

December 14, 2009

SCHEDULE A

INFORMATION CONCERNING THE EXECUTIVE OFFICERS
AND DIRECTORS OF AWARE, INC.

Our executive officers and directors are set forth in the following table:

Name
Michael A. Tzannes	Chairman, Chief Executive Officer and Director
Edmund C. Reiter	President and Director
Richard P. Moberg	Chief Financial Officer
G. David Forney, Jr.	Director
John K. Kerr	Director
Adrian F. Kruse	Director
Mark G. McGrath	Director
Charles K. Stewart	Director

The address of each executive officer and director is:

Aware, Inc.
40 Middlesex Turnpike
Bedford, Massachusetts 01730

Our executive officers and members of our board of directors are not eligible to participate in this offer.

A-1

SCHEDULE B

SUMMARY FINANCIAL INFORMATION OF
AWARE, INC.

The following summary financial information has been derived from and should be read in conjunction with our audited consolidated financial statements for the year ended December 31, 2008 and the quarter ended September 30, 2009 that are incorporated by reference in this document.

CONSOLIDATED STATEMENTS OF INCOME INFORMATION
(In thousands, except per share amounts)

	Year Ended	Year Ended	Quarter Ended	Quarter Ended
	December 31, 2008	December 31, 2007	September 30, 2009 (Unaudited)	September 30, 2008 (Unaudited)
Net Revenues	$30,517	$26,437	$6,220	$6,390
Gross Profit	23,748	17,014	4,646	4,497
Income (Loss) from Operations	629	(1,830)	(1,163)	(904)
Income (Loss) Before Income Taxes	1,163	186	(1,132)	(660)
Net Income (Loss)	$1,776	$160	$(1,133)	$(663)

Net Income per Share:
Basic	$0.08	$0.01	$(0.06)	$(0.03)

Diluted	$0.07	$0.01	$(0.06)	$(0.03)

Weighted Average Shares:
Basic	23,638	23,738	19,782	23,510

Diluted	23,697	25,084	19,782	23,510

CONSOLIDATED BALANCE SHEET INFORMATION
(In thousands, except per share amounts)

	September 30, 2009 (Unaudited)	December 31, 2008	December 31, 2007
Current Assets	$38,302	$49,981	$47,848
Non-Current Assets	7,033	7,565	8,535

Total Assets	$45,335	$57,546	$56,383

Current Liabilities	$2,804	$2,693	$2,817
Non-Current Liabilities	330	330	330

Total Liabilities	$3,134	$3,023	$3,147
Total Stockholders’ Equity	42,201	54,523	53,236

Total Liabilities and Stockholders’ Equity	$45,335	$57,546	$56,383

B-1